Exhibit 99.1

Item 7 ( c ).

CANTERBURY PARK HOLDING CORPORATION REPORTS FINANCIAL

RESULTS FOR THE SECOND QUARTER OF 2004

FOR IMMEDIATE RELEASE	CONTACT:	RANDY SAMPSON
August 13, 2004		(952) 496-6429

SHAKOPEE, MN - Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the second quarter and six months ended June 30, 2004.

The Company earned net income of $580,860 on revenues of $14,422,649 for the three months ended June 30, 2004, compared to net income of $593,552 on revenues of $13,128,383 for the same period in 2003.  Diluted earnings per share for the second quarter of 2004 were $.14 compared to $.15 for the second quarter of 2003.  Further results for the first six months of 2004 are outlined in the accompanying table.

Revenues for the second quarter increased approximately $1.3 million a 9.9% increase compared to the second quarter ended June 30, 2003.  The increase in second quarter revenues is primarily due to an increase in Card Club revenues to $6.8 million, an 18.5% increase when compared to the same quarter in 2003 and, reflects the growing interest in the Card Club’s poker games partially due to the popularity of televised poker tournaments.  In addition, second quarter pari-mutuel revenues were $5.1 million, consistent with the same period in 2003 and, reflects increased simulcast wagering, offset by a reduction in on-track wagering on live racing.  Operating expenses increased approximately $1.3 million or 10.7% in the three months ended June 30, 2004 compared to the second quarter last year.  The increase was primarily attributable to the following factors: an increase in salaries and benefits associated with the increased level of operations in the Card Club and concessions; an increase in regulatory license fees assessed to the Company by the Minnesota Racing Commission; and, increases in workers’ compensation and general liability insurance premiums.

“We are pleased to see the continued growth in the Company’s revenues, particularly in our Card Club, which set a new revenue record in the second quarter,” stated Randy Sampson, Canterbury Park’s President.  “While our second quarter pari-mutuel revenues were flat compared to last year,

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we were encouraged the decrease in live on-track handle due to inclement weather was offset by an increase in simulcast wagering.  The response from our simulcast patrons to the $1.5 million renovation of our simulcast center, which was completed during the second quarter, has been tremendous.  It appears the improvements are already resulting in an increase in our simulcast business.”

Mr. Sampson continued, “As live racing has always been the centerpiece of our year-round gaming and entertainment business, we are proud to be celebrating our tenth live racing season under the current Canterbury Park ownership.  Although our live meet got off to a slower start than we had hoped due to an unusually rainy May, we are optimistic that our tenth anniversary season ending Labor Day will be our best yet in terms of total attendance and handle.”

In recognition of the Company’s positive operating results and sound financial position, on June 3, 2004 the Canterbury Park Board of Directors declared a special cash dividend of $.25 per share of common stock, which was paid to shareholders on July 9, 2004.

In May the Minnesota Legislature adjourned without taking final action on the Company’s proposed “Racino” legislation, which would authorize electronic gaming devices to be operated by the Minnesota Lottery at the Racetrack.  “We are disappointed in the results of the 2004 legislative session,” stated Mr. Sampson.  “However, as public opinion surveys consistently show that Minnesotans overwhelmingly support the Racino proposal, we intend to reintroduce our Racino bill in the Minnesota Legislature when the next session begins in January 2005.”

About Canterbury Park:

Named to Fortune Small Business’ July 2004, 100 Fastest Growing Small Companies List (#52), Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility.  The Company’s 68-day 2004 live race meet began on May 14 and will end on September 6, 2004.  In addition, the Company is authorized under Minnesota law to host “unbanked” card games.  Canterbury Park’s Card Club operates 24 hours a day, seven days a week and receives collection revenue from 31 poker tables and 19 tables offering a variety of unbanked card games.  The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota.  For more information about the Company please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, legislative and regulatory changes, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments, increases in compensation and employee benefit costs; the general health of the gaming sector; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

NOTE:  Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S

SUMMARY OF OPERATING RESULTS

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003

Operating Revenues	$14,422,649	$13,128,383	$25,808,614	$22,357,633

Operating Expenses	$13,394,712	$12,105,109	$22,500,449	$19,877,031

Income from Operations	$1,027,937	$1,023,274	$3,308,165	$2,480,602

Non-Operating Income	$7,151	$9,014	$16,401	$15,773

Income Tax Expense	$(454,228)	$(438,736)	$(1,483,528)	$(1,063,736)

Net Income	$580,860	$593,552	$1,841,038	$1,432,639

Basic Net Income Per Common Share	$0.15	$0.16	$0.49	$0.39

Diluted Net Income Per Common Share	$0.14	$0.15	$0.44	$0.36

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